EXHIBIT 99.1

GEORGIA-PACIFIC CORPORATION
133 Peachtree Street, N.E.
Atlanta, Georgia 30303

May 14, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Ladies and Gentlemen:

This letter is written in accordance with your Temporary Final Rule: Requirements for Arthur Andersen LLP Auditing Clients Release Nos. 33-8070, 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02 that became effective on March 18, 2002 (the "Andersen Release").

Our Annual Report on Form 11-K with regard to the Georgia-Pacific Hourly 401(k) Plan and the Georgia-Pacific Corporation Salaried 401(k) Plan (the "Plans") as of December 31, 2001 and 2000, which will be filed with the Securities and Exchange Commission on May, 17, 2002, and included the accountant's report of Arthur Andersen LLP ("Andersen") on the Plan's financial statements. In accordance with Temporary Note 3T to Article 3 of Regulation S-X (as announced in the Andersen Release), please be advised that Georgia-Pacific Corporation has received a representation letter from Andersen stating that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice, that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,
GEORGIA-PACIFIC CORPORATION HOURLY 401(K) PLAN GEORGIA-PACIFIC CORPORATION, as plan administrator By: /s/ Danny W. Huff Danny W. Huff, Executive Vice President - Finance and Chief Financial Officer